Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

INVENTRUST PROPERTIES CORP.

AND

HIGHLANDS REIT, INC.

DATED AS OF

                    , 2016

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		Page

Section 12.15	Title and Headings	44
Section 12.16	Exhibits and Schedules	44
Section 12.17	Specific Performance	44
Section 12.18	Limited Liability	44

Exhibit A	Highlands Properties
Exhibit B	Highlands Subsidiaries

Schedule 1.1	Highlands Assets
Schedule 1.2	Highlands Liabilities
Schedule 2.1	Separation Transactions
Schedule 2.3(b)	Intercompany Agreements
Schedule 2.4	Intercompany Accounts
Schedule 7.1(a)	InvenTrust Available Policies
Schedule 7.2(d)	Certain Tax Returns
Schedule 9.3(c)	InvenTrust Form 10 Information

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of April __, 2016, by and between InvenTrust Properties Corp., a Maryland corporation (“InvenTrust”), and Highlands REIT, Inc., a Maryland corporation (“Highlands”). InvenTrust and Highlands are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, InvenTrust, through its Subsidiaries, has previously acquired the properties set forth on Exhibit A (the “Highlands Properties”);

WHEREAS, InvenTrust currently owns all of the issued and outstanding shares of the common stock, $0.01 par value per share, of Highlands (the “Highlands Common Shares”); and

WHEREAS, the board of directors of InvenTrust has determined that it is advisable and in the best interest of InvenTrust to cause the Highlands Properties to be owned by Highlands and its Subsidiaries, following which, pursuant to the terms of this Agreement, InvenTrust and Highlands shall be separated by way of a distribution to the holders of InvenTrust’s outstanding shares of common stock, $0.001 par value per share (“InvenTrust Common Stock”), on the Record Date, on a pro rata basis, of 100% of the Highlands Common Shares owned by InvenTrust as of the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 10.3(a).

“Action” means any demand, claim, action, suit, countersuit, litigation, arbitration, mediation, or proceeding, or any investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, InvenTrust shall be deemed not to be an Affiliate of Highlands or any of its Subsidiaries, and Highlands shall be deemed not to be an Affiliate of InvenTrust or any of its Subsidiaries (other than the Highlands Subsidiaries).

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 10.2(a).

“Ancillary Agreements” has the meaning set forth in Section 3.4.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the Highlands Group” has the meaning set forth in Section 9.2.

“Appropriate Member of the InvenTrust Group” has the meaning set forth in Section 9.3.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assumed Actions” means those Actions that are outstanding as of the Effective Time in which InvenTrust or any of its Subsidiaries is a defendant or the Party against whom the claim or investigation is directed and which primarily relate to the Highlands Assets, including, without limitation, the matters set forth on Schedule 1.1, to the extent such matters involve any claims against InvenTrust or any of its Subsidiaries.

“Capital Contribution” has the meaning set forth in Section 2.6.

“Claim” has the meaning set forth in Section 10.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a) that is required to be maintained in confidence by any Law or under any Contract;

(b) concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c) concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d) constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any Action; or

(e) constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Deferred Asset” has the meaning set forth in Section 2.2(b)(ii).

“Deferred Liability” has the meaning set forth in Section 2.2(b)(ii).

“Disclosing Party” has the meaning set forth in Section 8.8(d).

“Distribution” means the transactions contemplated by Section 4.2.

“Distribution Agent” means DST Systems, Inc.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of InvenTrust, in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Employee Matters Agreement” means the employee matters agreement to be entered into by and between InvenTrust and Highlands or the members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Escrow Account” has the meaning set forth in Section 9.4(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 9.4(h).

“Force Majeure” has the meaning set forth in Section 12.12.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the InvenTrust Group or the Highlands Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Highlands” has the meaning set forth in the preamble to this Agreement.

“Highlands Assets” means all of the equity of the Highlands Subsidiaries and all of Assets owned by the Highlands Subsidiaries, including, without limitation, the Highlands Properties and the other assets held by Highlands set forth on Schedule 1.1 and all Assets recorded on the Highlands Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Highlands Balance Sheet; provided, that the amounts set forth on the Highlands Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Highlands Assets.

“Highlands Balance Sheet” means the Unaudited Pro Forma Combined Consolidated Balance Sheet of Highlands as of December 31, 2015, as included in the Information Statement.

“Highlands Common Shares” has the meaning set forth in the recitals to this Agreement.

“Highlands Group” means Highlands and the Highlands Subsidiaries.

“Highlands Indemnitees” means each member of the Highlands Group and their Affiliates and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Highlands Liabilities” means, except as otherwise expressly provided in this Agreement or one or more of the Ancillary Agreements:

(a) all Liabilities relating to or arising out of the Highlands Properties whether arising prior to, at the time of, or after the Effective Time, including, without limitation, Indebtedness of Highlands or a Highlands Subsidiary that is outstanding at the Effective Time;

(b) all Liabilities recorded on the Highlands Balance Sheet, subject to the satisfaction of any such Liabilities subsequent to the date of the Highlands Balance Sheet; provided that the amounts set forth on the Highlands Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Highlands Liabilities pursuant to this clause (b);

(c) all Liabilities set forth on Schedule 1.2;

(d) all Liabilities for Taxes allocated to Highlands in Section 7.2(c)(i); and

(e) all Liabilities that are expressly created by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by Highlands or any other member of the Highlands Group, and all agreements, obligations and Liabilities of any member of the Highlands Group under this Agreement or any of the Ancillary Agreements.

“Highlands Properties” has the meaning set forth in the recitals to this Agreement.

“Highlands Subsidiaries” means the Subsidiaries of Highlands as of the date of this Agreement, MB REIT and the Subsidiaries of MB REIT, each of which is set forth on Exhibit B, and any Subsidiary of Highlands formed after the date of this Agreement and prior to the Distribution Date.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any InvenTrust Indemnitee or any Highlands Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of InvenTrust Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, EPL / fiduciary liability, workers compensation, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective or pursuant to a management liability and company reimbursement or similar policy; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, or pursuant to a management liability and company reimbursement or similar policy, on behalf of the insured.

“Intercompany Account” means any receivable, payable or loan between any member of the InvenTrust Group, on the one hand, and any member of the Highlands Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the InvenTrust Group and the Highlands Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract between or among any member of the InvenTrust Group, on the one hand, and any member of the Highlands Group, on the other hand, entered into prior to the Distribution Date, but excluding any Contract to which a Person other than any member of the InvenTrust Group or the Highlands Group is also a party.

“InvenTrust” has the meaning set forth in the preamble to this Agreement.

“InvenTrust Assets” means all Assets owned, directly or indirectly, by InvenTrust, other than any Highlands Assets.

“InvenTrust Available Policies” has the meaning set forth in Section 7.1(a).

“InvenTrust Common Stock” has the meaning set forth in the recitals to this Agreement.

“InvenTrust Group” means InvenTrust and the Subsidiaries of InvenTrust other than Highlands and the Highlands Subsidiaries.

“InvenTrust Indemnitees” means each member of the InvenTrust Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“InvenTrust Liabilities” means any Liabilities of InvenTrust or any of its Subsidiaries, other than the Highlands Liabilities, including all Liabilities for Taxes allocated to InvenTrust in Section 7.2(c)(ii). For the avoidance of doubt, InvenTrust Liabilities shall include any Liabilities relating to or arising out of properties or other Assets that were previously owned by Highlands or a Highlands Subsidiary and sold or otherwise disposed of prior to the Effective Time by Highlands or a Highlands Subsidiary.

“InvenTrust Statement” has the meaning set forth in Section 9.3(c).

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) and deductibles and retention amounts under applicable insurance or reimbursement policies.

“MB REIT” means MB REIT (Florida), Inc., a Florida corporation.

“New Claims” has the meaning set forth in Section 7.1(a).

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Owning Party” has the meaning set forth in Section 8.8(d).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Period” has the meaning set forth in Section 8.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pre-Closing Matters” has the meaning set forth in Section 7.1(a).

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Recipient Party” has the meaning set forth in Section 10.3(a).

“Record Date” means the close of business on the date, to be determined by the board of directors of InvenTrust, or a duly authorized committee thereof, as the record date for determining holders of InvenTrust Common Stock entitled to receive Highlands Common Shares in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1.

“Registration Statement” means the registration statement on Form 10 (File No. 000-55580) of Highlands with respect to the registration under the Exchange Act of the Highlands Common Shares to be distributed in the Distribution, including any amendments or supplements thereto.

“REIT” means a real estate investment trust, as defined under the Code.

“REIT-Related Contest” has the meaning set forth in Section 7.2(f)(ii).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Request for Arbitration” has the meaning set forth in Section 10.3(a).

“Requesting Party” has the meaning set forth in Section 10.3(a).

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the United States Securities and Exchange Commission.

“Separation” means the transactions contemplated by Article II.

“Shared Contract” has the meaning set forth in Section 2.5.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Tax Contest” has the meaning set forth in Section 7.2(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, Medicare, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Services Agreement” means the transition services agreement to be entered into by and between InvenTrust and Highlands or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

Section 1.2 Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by InvenTrust and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k) any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II.

THE SEPARATION

Section 2.1 Separation Transactions. Prior to the Effective Time, InvenTrust shall, and shall cause Highlands and each other Subsidiary and controlled Affiliate of InvenTrust to, effect each of the transactions set forth in Schedule 2.1, in each case, with such modifications, if any, as InvenTrust shall determine are necessary or desirable for efficiency or similar purposes.

Section 2.2 Transfers of Assets and Assumptions of Liabilities.

(a) Transfer of Assets and Assumption of Liabilities Prior to Effective Time. Subject to Section 2.1 and Section 2.2(b), InvenTrust and Highlands agree to take all actions necessary so that, immediately prior to the Effective Time, (i) the Highlands Group will own, to the extent it does not already own, all of the Highlands Assets and none of the InvenTrust Assets, and (ii) the Highlands Group will be liable for, to the extent it is not already liable for, all of the Highlands Liabilities and none of the InvenTrust Liabilities.

(b) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (each such Asset or Liability, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any. For the avoidance of doubt, nothing in this Section 2.2 shall be deemed to create or impose any limitations on the transfer of the Highlands Assets or assumption of Highlands Liabilities, and the Parties each agree that title to each of the Highlands Subsidiaries and Highlands Properties shall be held by Highlands or its Subsidiaries, and that Highlands and its Subsidiaries shall have assumed, to the extent they were not previously liable for, the Highlands Liabilities, at or prior to the Effective Time as a result of the Separation and Distribution.

(iii) From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.2(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(c) Misallocated Assets and Liabilities.

(i) Except as provided in Section 7.7, in the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.2(b).

(ii) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.2(b).

(d) Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

Section 2.3 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.3(b), InvenTrust, on behalf of itself and each of the other members of the InvenTrust Group, and Highlands, on behalf of itself and each of the other members of the Highlands Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.4. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b) The provisions of Section 2.3(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement), if any; and

(ii) the agreements listed or described on Schedule 2.3(b).

Section 2.4 Settlement of Intercompany Accounts. Each Intercompany Account outstanding immediately prior to the Distribution Date (other than those set forth on Schedule 2.4, if any), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the InvenTrust Group and the Highlands Group prior to the Effective Time, in each case, in the manner agreed to by the Parties. Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Schedule 2.4 shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter shall be deemed to be, for each Party (or the relevant member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Account.

Section 2.5 Treatment of Shared Contracts. Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 2.1 and Section 2.2, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.5 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract entered into by a member of the InvenTrust Group with a third party that is not a Highlands Asset, but pursuant to which a member of the Highlands Group or the Highlands Assets, as of the Effective Time, have been provided certain revenues or other benefits (any such contract or agreement, a “Shared Contract”) shall not be assigned in relevant part to the applicable member(s) of the Highlands Group or amended to give the relevant member(s) of the Highlands Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause (i) the relevant member of the Highlands Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, to the Highlands Assets pursuant to such Shared Contract and (ii) the relevant member of the Highlands Group to bear the burden of the corresponding Liabilities under such Shared Contract. Notwithstanding the foregoing, no member of the InvenTrust Group shall be required by this Section 2.5 to maintain in effect any Shared Contract, and no member of the Highlands Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.

Section 2.6 Capital Contribution. At or prior to the Effective Time, InvenTrust shall make a cash contribution to Highlands in an amount sufficient to cause Highlands to have, at the time of the Distribution, not less than $20 million in unrestricted cash (the “Capital Contribution”).

Section 2.7 Authorized Signatories. Prior to or concurrently with the Effective Time, InvenTrust shall cause all InvenTrust Group employees to be removed as authorized signatories on all bank accounts maintained by the Highlands Group.

ARTICLE III.

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 SEC and Other Securities Filings.

(a) Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b) The Parties shall use their respective commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.

(c) As soon as practicable after the Registration Statement becomes effective, InvenTrust shall cause the Information Statement to be mailed to the Record Holders.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2 Distribution Agent Agreement. On or following the date of this Agreement, InvenTrust shall, if requested by the Distribution Agent, enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

Section 3.3 Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.4 Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the Transition Services Agreement and Employee Matters Agreement, each substantially in the form filed by Highlands with the SEC as an exhibit to the Registration Statement and such other written agreements, documents or instruments (collectively, the “Ancillary Agreements”) as the Parties may agree are reasonably necessary or desirable and to the effect the Transactions.

Section 3.5 Governance Matters.

(a) Organizational Documents. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the articles of amendment and restatement and the amended and restated bylaws of Highlands, each substantially in the forms filed by Highlands with the SEC as exhibits to the Registration Statement, and to file the articles of amendment and restatement with the SDAT.

(b) Officers and Directors.

(i) At or prior to the Effective Time, the Parties shall take all necessary action so that, as of the Effective Time, the executive officers and directors of Highlands will be as set forth in the Information Statement.

(ii) At or prior to the Effective Time, no employee of InvenTrust or its Subsidiaries (other than employees of Highlands or its Subsidiaries) shall be an officer or director of Highlands or any of its Subsidiaries.

ARTICLE IV.

THE DISTRIBUTION

Section 4.1 Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, InvenTrust will authorize the Distribution Agent to effect the book-entry transfer of 100% of the outstanding Highlands Common Shares to the holders of record of InvenTrust Common Stock at the close of business on the Record Date (the “Record Holders”), and will instruct the Distribution Agent to effect the Distribution at the Effective Time in the manner set forth in Section 4.2.

Section 4.2 Mechanics of the Distribution.

(a) On the Distribution Date, InvenTrust will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, one (1) Highlands Common Share for every one (1) share of InvenTrust Common Stock held by such Record Holder as of the Record Date, subject to Section 4.2(b). All such Highlands Common Shares to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, the Parties shall cause the Distribution Agent to deliver an account statement to each holder of Highlands Common Shares reflecting such holder’s ownership thereof. All of the Highlands Common Shares distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Notwithstanding any other provision of this Agreement, InvenTrust, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been distributed or paid, as applicable, to the Persons in respect of which such deduction and withholding was made. An applicable withholding agent may collect the deducted or withheld amounts by reducing to cash a sufficient portion of the Highlands Common Shares that a Person would otherwise receive, and may require that such Person bear the brokerage or other costs from this withholding procedure.

ARTICLE V.

CONDITIONS

Section 5.1 Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by InvenTrust, in its sole and absolute discretion, at or before the Effective Time:

(a) the board of directors of InvenTrust shall have authorized the Distribution, which authorization may be made or withheld in its sole and absolute discretion;

(b) the Registration Statement shall have become effective, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c) InvenTrust shall have mailed the Information Statement (and such other information concerning Highlands, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d) all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e) the transfer of the Highlands Assets (other than any Highlands Asset that is a Deferred Asset) and Highlands Liabilities (other than any Highlands Liability that is a Deferred Liability) contemplated to be transferred from InvenTrust to Highlands on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the InvenTrust Assets (other than any InvenTrust Asset that is a Deferred Asset) and InvenTrust Liabilities (other than any InvenTrust Liability that is a Deferred Liability) contemplated to be transferred from Highlands to InvenTrust on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1;

(f) Highlands shall have obtained an opinion from Hunton & Williams LLP, in form and substance reasonably satisfactory to Highlands, to the effect that Highlands has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT;

(g) the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(h) any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

(i) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions;

(j) no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of InvenTrust, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable;

(k) the articles of amendment and restatement and the amended and restated bylaws of Highlands, each substantially in the forms filed by Highlands with the SEC as exhibits to the Registration Statement, shall have been approved in the manner required by Maryland law and the articles of amendment and restatement shall have been accepted for record by the SDAT;

(l) the executive officers and directors of Highlands will be as set forth in the Information Statement;

(m) any employee of InvenTrust or its Subsidiaries (other than employees of Highlands or its Subsidiaries) that is currently an officer or director of Highlands or any of its Subsidiaries shall have resigned from such officer or director position;

(n) InvenTrust shall have made the Capital Contribution to Highlands; and

(o) no employee of any member of the InvenTrust Group shall be an authorized signatory on a bank account maintained by any member of the Highlands Group.

Section 5.2 Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of InvenTrust, and the board of directors of InvenTrust may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of InvenTrust concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of InvenTrust to any other Person to effect any of the Transactions or in any way limit InvenTrust’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI.

NO REPRESENTATIONS OR WARRANTIES

Section 6.1 Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY

SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2 As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII.

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1 Insurance Matters.

(a) Highlands is insured under certain Insurance Policies issued to InvenTrust prior to the Effective Time (the “InvenTrust Available Policies”), the last three (3) years of which are set forth on Schedule 7.1(a), with respect to occurrences, wrongful acts, and other matters occurring prior to the Effective Time (“Pre-Closing Matters”). From and after the Effective Time, Highlands will be entitled to maintain its status as an insured under the InvenTrust Available Policies, including the right to make new claims for coverage under the InvenTrust Available Policies after the Effective Time (“New Claims”), but in all events, solely with respect to Pre-Closing Matters, and provided that all such rights under the InvenTrust Available Policies shall be subject to the terms and conditions of such Insurance Policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) Highlands shall provide notice to InvenTrust of any New Claims as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with InvenTrust’s claim reporting procedures in effect immediately prior to the Effective Time, so long as such procedures are in compliance with the underlying applicable insurance policy (or in accordance with any modifications to such procedures after the Effective Time communicated by InvenTrust to Highlands in writing, so long as such modifications are in compliance with the underlying applicable insurance policy);

(ii) Except in the event that both (i) Highlands has submitted a New Claim to InvenTrust in accordance with Section 7.1.(a)(i) and (ii) InvenTrust fails to provide adequate and timely notice to the applicable insurance carrier or its agent with respect to such New Claim and to the extent that such failure results in a denial of coverage by the insurance carrier, Highlands and the members of the Highlands Group shall exclusively bear and be liable for (and neither InvenTrust nor any members of the InvenTrust Group shall have any obligation to repay or reimburse Highlands or any member of the Highlands Group for), and shall indemnify, hold harmless and reimburse InvenTrust and the members of the InvenTrust Group for, any deductibles, self-insured retention, and out-of-pocket fees and expenses to the extent resulting from any access to, or any claims made by Highlands or any other members of the Highlands Group or otherwise made in respect of Losses of the Highlands Assets under, any insurance provided pursuant to this Section 7.1(a); and

(iii) Except in the event that both (i) Highlands has submitted a New Claim to InvenTrust in accordance with Section 7.1.(a)(i) and (ii) InvenTrust fails to provide adequate and timely notice to the applicable insurance carrier or its agent with respect to such New Claim and to the extent that such failure results in a denial of coverage by the insurance carrier, Highlands shall exclusively bear and be liable for (and neither InvenTrust nor any members of the InvenTrust Group shall have any obligation to repay or reimburse Highlands or any member of the Highlands Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Highlands or any member of the Highlands Group under the InvenTrust Available Policies as provided for in this Section 7.1(a).

(b) [Reserved].

(c) All payments and reimbursements by Highlands pursuant to Section 7.1(a) will be made within fifteen (15) days after Highlands’ receipt of an invoice therefor from InvenTrust.

(d) InvenTrust shall have the right to administer any New Claims on behalf of Highlands. To the extent that Highlands has provided notice to InvenTrust of any New Claim in accordance with Section 7.1(a)(i), InvenTrust agrees to submit any such New Claim to the applicable insurance carrier or its agent in a timely and appropriate manner. Highlands will cooperate with InvenTrust with respect to the submission of claims for Pre-Closing Matters under the InvenTrust Available Policies. If InvenTrust has elected to administer any New Claim on behalf of Highlands, InvenTrust will use the same degree of effort in advocating for coverage under the applicable insurance policy with respect to such New Claim as InvenTrust would use in advocating for its own claims but in no event less than a reasonable degree of effort, and will provide Highlands with reasonable assistance to enforce its rights under the InvenTrust Available Policies, provided that Highlands agrees to indemnify and hold harmless InvenTrust for any out-of-pocket costs InvenTrust incurs in connection with such cooperation and assistance, including reasonable attorneys’ fees.

(e) InvenTrust shall retain the exclusive right to control its Insurance Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and programs and to amend, modify or waive any rights under any such Insurance Policies and programs, notwithstanding whether any such policies or programs apply to any Highlands Liabilities and/or claims Highlands has made or could make in the future, and no member of the Highlands Group shall erode, exhaust, settle, release, commute, buyback, modify, amend or waive or otherwise compromise the limits or rights of InvenTrust under the InvenTrust Available Policies in any respect. Highlands shall cooperate with InvenTrust and share such information as is reasonably necessary in order to permit InvenTrust to manage and conduct its insurance matters as it deems appropriate. Neither InvenTrust nor any of the members of the InvenTrust Group shall have any obligation to secure extended reporting for any claims under any Insurance Policies of InvenTrust or any member of the InvenTrust Group for any acts or omissions by any member of the Highlands Group incurred prior to the Effective Time.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the InvenTrust Group in respect of any Insurance Policy or any other contract or policy of insurance.

(g) Highlands does hereby, for itself and each other member of the Highlands Group, agree that no member of the InvenTrust Group shall have any Liability whatsoever as a result of the Insurance Policies and practices of InvenTrust and the members of the InvenTrust Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or otherwise; provided, however, that the foregoing limitation of Liability shall not apply in the event InvenTrust fails to provide adequate and timely notice to any insurance carrier or its agent with respect to any New Claim due to no fault of Highlands and only to the extent that such failure results in a denial of coverage by the insurance carrier.

(h) Highlands acknowledges and agrees, on its own behalf and on behalf of each other member of the Highlands Group, that, from and after the Effective Time, neither Highlands nor any member of the Highlands Group shall have any rights to or under any of InvenTrust’s or its Affiliates’ Insurance Policies, other than the InvenTrust Available Policies as expressly provided in this Article VII, in the Employee Matters Agreement or pursuant to the policy contemplated by Section 7.1(j).

(i) At the Effective Time, Highlands shall have in effect all insurance programs required to comply with Highlands’ contractual obligations and such other Insurance Policies as reasonably necessary or customary for companies operating a business similar to Highlands’. Such insurance programs including commercial general liability, property and business interruptions, commercial automobile liability, directors and officers liability (including with respect to periods prior to the Distribution), EPL/fiduciary liability, workers compensation, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage.

(j) Prior to the effective time, the Parties may elect to obtain insurance covering both Parties and their Affiliates or other related persons in connection with the Transactions. To the extent such insurance is acquired and one Party has paid the premium for such policy prior to the Effective Time, within thirty (30) days following the Effective Time, the other Party shall reimburse such Party for one-half of the amount of such premium. For the avoidance of doubt, any policy obtained pursuant to this Section 7.1(j) shall not be deemed to be an InvenTrust Available Policy.

Section 7.2 Tax Matters.

(a) Taxability of Distribution. The Parties acknowledge that the Distribution is a taxable distribution under Section 301 of the Code, and the Parties shall not take any position on any U.S. federal, state, local or foreign Tax Return that is inconsistent with such treatment.

(b) InvenTrust and Highlands REIT Status.

(i) InvenTrust has no knowledge of any fact or circumstance that would cause Highlands to fail to qualify as a REIT, including a failure to qualify as a REIT due to InvenTrust’s failure to maintain REIT status.

(ii) Subject to Section 7.2(b)(iii) and Section 7.2(b)(iv), InvenTrust shall use its commercially reasonable efforts to cooperate with Highlands as necessary to enable Highlands to qualify for taxation as a REIT and receive customary legal opinions concerning Highlands’ qualification and taxation as a REIT, including by providing information and representations to Highlands and its tax counsel with respect to the composition of InvenTrust’s income and Assets, the composition of the holders of stock of InvenTrust and InvenTrust’s organization, operation, and qualification as a REIT for its taxable years ending on or before December 31, 2016.

(iii) InvenTrust shall use reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2016, unless InvenTrust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which Highlands can rely, substantially to the effect that InvenTrust’s failure to maintain its REIT status will not prevent Highlands from making a valid REIT election for any taxable year, or otherwise cause Highlands to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.

(iv) Highlands shall use its reasonable best efforts to qualify for taxation as a REIT for its taxable year ending December 31, 2016.

(v) Highlands shall use its commercially reasonable efforts to cooperate with InvenTrust as necessary to enable InvenTrust to qualify for taxation as a REIT and receive customary legal opinions concerning Highlands’ qualification and taxation as a REIT, including by providing information and representations to InvenTrust and its tax counsel with respect to the composition of Highlands’ income and Assets, the composition of the holders of stock of Highlands and Highlands’ organization, operation, and qualification as a REIT for its taxable year ending December 31, 2016.

(c) Allocation of Tax Liabilities.

(i) Except as provided in Section 7.2(c)(ii), Highlands shall be responsible for, and shall indemnify, defend and hold harmless the InvenTrust Group against, any and all Taxes due with respect to (a) Highlands, the Highlands Subsidiaries and the Highlands Assets and (b) any and all Taxes attributable to the Separation and Distribution (other than Taxes incurred by InvenTrust under Section 311(b) of the Code as a result of the Distribution), regardless of whether such Taxes are required to be reported on a Tax Return of Highlands or the Highlands Subsidiaries.

(ii) InvenTrust shall be responsible for, and shall indemnify, defend, and hold harmless the Highlands Group against, any and all Taxes due with respect to Highlands, the Highlands Subsidiaries and the Highlands Assets that are attributable to the failure of InvenTrust or MB REIT to qualify as a REIT for any taxable year ending on or before December 31, 2016.

(d) Tax Returns.

(i) Except as set forth on Schedule 7.2(d), Highlands shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of Highlands, the Highlands Subsidiaries and the Highlands Assets, as applicable, for all Tax periods.

In the case of such Tax Returns for all periods ending on or prior to or including the Distribution Date that are required to be filed after the Distribution Date (other than as set forth on Schedule 7.2(d)), Highlands shall submit those Tax Returns to InvenTrust for its review thirty days prior to filing and shall consider in good faith any changes InvenTrust proposes with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of InvenTrust, Highlands and Highlands Subsidiaries and the Highlands Assets, as applicable, except as required by a change in applicable Law.

(ii) InvenTrust shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the InvenTrust Group that report Taxes related to the Highlands Assets (and as set forth on Schedule 7.2(d)). Other than any federal or state income Tax Returns of InvenTrust, InvenTrust shall submit those Tax Returns to Highlands for its review thirty days prior to filing and shall consider in good faith any changes Highlands proposes with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of InvenTrust, Highlands, the Highlands Subsidiaries and the Highlands Assets, as applicable, except as required by a change in applicable Law.

(iii) In the case either Highlands or InvenTrust is responsible for payment of any Taxes under Section 7.2 that are reported and paid on a Tax Return paid by the other Party, then the Party that is liable for the Taxes shall pay to the other Party, within fifteen business days before the date on which Taxes are to be paid, an amount equal to the portion of such Taxes for which the Party is liable.

(e) Cooperation. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to Highlands, the Highlands Subsidiaries and the Highlands Assets and their respective assets or business relating to any taxable period beginning before the Distribution Date until the expiration of the statute of limitations (and, to the extent notified by any member of the Highlands Group, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Highlands reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Highlands so requests, InvenTrust shall allow Highlands to take possession of such books and records at Highlands’ expense.

(f) Tax Contests. Unless otherwise provided in this Section 7.2(f), Highlands shall control any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes of Highlands, the Highlands Subsidiaries and the Highlands Assets.

(i) With respect to any Tax Contest for which InvenTrust acknowledges in writing that any member of the InvenTrust Group is liable under this Agreement for any and all Losses relating thereto, the InvenTrust Group shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) InvenTrust shall promptly notify Highlands in writing of its intention to control such Tax Contest, and (y) if any Tax Contest could reasonably be expected to have an adverse effect on any member of the Highlands Group, the Tax Contest shall not be settled or resolved without Highlands’ consent, which consent shall not be unreasonably withheld or delayed.

(ii) With respect to any Tax Contest the negative resolution of which could reasonably be expected to adversely affect InvenTrust’s ability to qualify as a REIT for any past or future taxable year (a “REIT-Related Contest”), InvenTrust shall have the right to participate in all proceedings related to such REIT-Related Contest and shall receive timely notifications of all actions related to such REIT-Related Contest. Highlands shall not be entitled to settle, either administratively or after the commencement of litigation, any REIT-Related Contest in a manner that would adversely affect InvenTrust’s ability to qualify as a REIT for any past or future taxable year without InvenTrust’s prior written consent.

To the extent there is any conflict between the provisions of this Section 7.2(f) and the provisions of Article VIII or Section 9.4, the provisions of this Section 7.2(f) shall control with respect to Tax Contests.

Section 7.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities; Non-Solicitation.

(a) Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group. Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) subject to Section 7.3(d), employ or otherwise engage any officer, director or employee of the other Group. Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b) Except as expressly provided herein, or in the Ancillary Agreements, and except as InvenTrust and each other member of the InvenTrust Group, on the one hand, and Highlands and each other member of the Highlands Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, the other Group shall not have an interest in, or expectation that, such opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such opportunity, is hereby renounced by such Group. Accordingly, subject to Section 7.3(c) and except as expressly provided herein, or in the Ancillary Agreements, (i) neither Group nor any officer or director thereof will be under any obligation to present, communicate or offer any such opportunity to the other Group and (ii) each Group has the right to hold any such opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers or directors thereof shall have or be under any duty to the other Group and shall not be liable to the other Group for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the opportunity to another Person, or such Group and its officers or directors does not present, offer or communicate information regarding the opportunity to the other Group.

(c) For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group is financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

(d) Non-Solicitation Covenant. For a period of one (1) year from and after the Effective Time, neither Party shall, and shall ensure that the other members of such Party’s Group shall not, directly or indirectly, solicit or hire any employees of the other Party’s Group without the prior written consent of InvenTrust or Highlands, as applicable; provided, however, that this Section 7.3(d) shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the InvenTrust Group or the Highlands Group, as applicable.

Section 7.4 Litigation.

(a) As of the Effective Time, Highlands or a member of the Highlands Group shall assume and thereafter, except as provided in Article IX, be responsible for all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.

(b) InvenTrust agrees that, at all times from and after the Effective Time, if an Action relating primarily to (i) the InvenTrust Assets or (ii) the InvenTrust Liabilities is commenced by a third party naming both one or more members of the InvenTrust Group and one or more members of the Highlands Group as defendants thereto, then InvenTrust shall use its commercially reasonable efforts to cause such members of the Highlands Group to be removed from such Action; provided, that, subject to the provisions of Article VIII and Article IX, if InvenTrust is unable to cause such members of the Highlands Group to be removed from such Action, InvenTrust and Highlands shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(c) Highlands agrees that, at all times from and after the Effective Time, if an Action relating primarily to (i) a claim made by a third party relating to, arising out of or resulting from the Transactions, (ii) the Highland Assets or (iii) the Highlands Liabilities is commenced by a third party naming both one or more members of the InvenTrust Group and one or more members of the Highlands Group as defendants thereto, then Highlands shall use its commercially reasonable efforts to cause such members of the InvenTrust Group to be removed from such Action; provided that, subject to the provisions of Article VIII and Article IX, if Highlands is unable to cause such members of the InvenTrust Group to be removed from such Action, InvenTrust and Highlands shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(d) InvenTrust and Highlands agree that, at all times from and after the Effective Time, if any Action is commenced by a third party naming both one or more members of the

InvenTrust Group and one or more members of the Highlands Group as defendants thereto, and such Action is not covered by Section 7.4(b) or Section 7.4(c), subject to the provisions of Article VIII and Article IX, InvenTrust and Highlands shall cooperate and consult to the extent necessary or advisable with respect to such Action.

Section 7.5 Mail Forwarding. InvenTrust agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to Highlands any correspondence relating to the Highlands Assets that is delivered to InvenTrust.

Section 7.6 Non-Disparagement. Each of the Parties shall not, and shall cause their respective Subsidiaries and their respective officers and employees not to, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the other Group and their Affiliates or any of their respective officers, directors or employees.

Section 7.7 Rental Payments. InvenTrust agrees that, to the extent any of the tenants of the Highlands Properties pays rent or other amounts to members of the InvenTrust Group following the Effective Time, it shall as soon as practicable but in any event not more than ten (10) business days following receipt, deliver to Highlands any such rental payments or other amounts to an account or accounts designated by Highlands, along with a detailed reporting of such payments or amounts indicating the name of the tenant who made the payment, the amount of the payment and the date the payment was remitted to InvenTrust.

ARTICLE VIII.

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1 Agreement for Exchange of Information.

(a) Subject to Section 8.1(b), for a period of four (4) years (the “Period”) following the Distribution Date, as soon as reasonably practicable after written request: (i) InvenTrust shall afford to any member of the Highlands Group and their authorized accountants, counsel and other designated representatives, reasonable access during normal business hours to, or at the Highlands Group’s expense provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the InvenTrust Group immediately following the Distribution Date that relates to any member of the Highlands Group or the Highlands Assets and (ii) Highlands shall afford to any member of the InvenTrust Group and their authorized accountants, counsel and other designated representatives, reasonable access during normal business hours to, or at the InvenTrust Group’s expense provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Highlands Group immediately following the Distribution Date that relates to any member of the InvenTrust Group or the InvenTrust Assets; provided, however, that in the event that Highlands or InvenTrust, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate a Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern;

provided, further, that the Period shall be extended with respect to requests related to any third party litigation or other Action filed prior to the end of such period, until such litigation or dispute is finally resolved.

(b) A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting Party, (ii) for use in any other judicial, regulatory, administrative or other Action or proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any Action in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c) Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), Highlands shall use its commercially reasonable efforts to cooperate with any requests from any member of the InvenTrust Group pursuant to Section 8.1(a) and InvenTrust shall use its commercially reasonable efforts to cooperate with any requests from any member of the Highlands Group pursuant to Section 8.1(a), in each case to enable the requesting Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting Party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2 Ownership of Information . Any information owned by any Person that is provided pursuant to Section 8.1(a) and Section 8.1(c) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3 Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) and Section 8.1(c) agrees to reimburse the providing Person for the reasonable, out-of-pocket expenses incurred in connection with such request, if any.

Section 8.4 Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of four (4) years following the Distribution Date, except pursuant to Section 7.2(e) and subject to the general document retention policies of each Party in effect from time to time, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the policies and procedures of InvenTrust as in effect on the Distribution Date, provided, that, Highlands acknowledges that InvenTrust has no obligation to retain Highlands’ corporate books and records (or copies thereof) that are delivered to it pursuant to Section 8.5 below.

Section 8.5 Delivery of Paper Records. Prior to or as promptly as reasonably practicable after the Distribution, and for so long as InvenTrust has any corporate books and records of the Highlands Group in its possession or control, InvenTrust shall deliver or cause to be delivered to Highlands all such corporate and property-level books and records, including all applicable active agreements (including employment agreements with employees of Highlands or its Subsidiaries), litigation files, Highlands insurance policies and government filings.

Section 8.6 Limitation of Liability. No Person required to provide information under this Article VIII makes any representations or warranties whatsoever with respect to the content of any information provided pursuant to this Article VIII.

Section 8.7 Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a) Highlands shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the InvenTrust Group, the directors, officers, employees and agents of any member of the Highlands Group as witnesses to the extent that the same may reasonably be required by the requesting Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Action in which the requesting Party may from time to time be involved, except in the case of any Action in which any member of the Highlands Group is adverse to any member of the InvenTrust Group; and

(b) InvenTrust shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Highlands Group, the directors, officers, employees and agents of any member of the InvenTrust Group as witnesses to the extent that the same may reasonably be required by the requesting Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Action in which the requesting Party may from time to time be involved, except in the case of any Action in which any member of the InvenTrust Group is adverse to any member of the Highlands Group.

(c) The requesting Party shall bear all out-of-pocket costs and expenses that the other Party incurs in connection with a request under this Section 8.7.

Section 8.8 Confidentiality.

(a) Highlands (on behalf of itself and each other member of its Group) and InvenTrust (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of

Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall (to the extent not prohibited by judicial or administrative process or by other requirements of Law or stock exchange rule) promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will, at the expense of the requesting Party, cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c) Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including an extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of its Group. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting Party that the requirements of the preceding sentence have been satisfied in full.

(d) Confidential Information does not include, and there shall be no obligation of a Party and members of its Group (collectively, the “Disclosing Party”) hereunder, with respect to information regarding the other Party or members of its Group (collectively, the “Owning Party”) that (i) is or becomes generally available to the public, other than as a result of a disclosure by the Disclosing Party, (ii) the Disclosing Party can demonstrate was or became available to the Disclosing Party from a source other than the Owning Party or its representatives, or (iii) is developed independently by the Disclosing Group without reference to the Confidential Information of the Owning Party; provided, however, that, in the case of clause (ii), the source of such information was not known by the Disclosing Party to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Owning Party with respect to such information.

Section 8.9 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of Highlands and its Affiliates or InvenTrust and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) InvenTrust shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the InvenTrust Assets, whether or not the privileged information is in the possession of or under the control of InvenTrust or Highlands and regardless of when such privileged information was generated. InvenTrust shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting InvenTrust Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the InvenTrust Group, whether or not the privileged information is in the possession of or under the control of InvenTrust or Highlands; and

(ii) Highlands shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Highlands Assets, whether or not the privileged information is in the possession of or under the control of InvenTrust or Highlands and regardless of when such privileged information was generated. Highlands shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Highlands Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Highlands Group, whether or not the privileged information is in the possession of or under the control of InvenTrust or Highlands.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.9, with respect to all privileges not allocated pursuant to the terms of Section 8.9(b). Highlands may not waive, and shall cause each other member of the Highlands Group not to waive, any privilege that could be asserted by a member of the InvenTrust Group under any applicable Law, and in which a member of the InvenTrust Group has a shared privilege, without the consent of InvenTrust, which consent may be withheld in its sole discretion. InvenTrust may not waive, and shall cause each other member of the InvenTrust Group not to waive, any privilege that could be asserted by a member of the Highlands Group under any applicable Law, and in which a member of the Highlands Group has a shared privilege, without the consent of Highlands, which consent may be withheld in its sole discretion.

(d) In the event of any litigation or dispute between or among Highlands and InvenTrust, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties. All filings containing such information shall be filed under seal, and the Parties shall cooperate in preventing such information from being disclosed outside of the litigation or dispute, including moving for the entry of a confidentiality or protective order covering such information.

(e) The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.7, the agreement to provide litigation support provided in Section 8.11 and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.10 Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

Section 8.11 Cooperation and Litigation Support. Without limiting the generality of, and subject to the limitations set forth in, the other provisions of this Article VIII, in the event and for so long as any member of a Group is contesting or defending against or participating in any Action in connection with (i) any of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, payment, action, failure to act, or transaction, occurring prior to the Effective Time, involving any member of a Group, each of the other Parties shall and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the directors, officers, employees, agents and other Affiliates of any member of such Party’s Group to, cooperate with the Party or member of such Party’s Group that is involved in the Action.

Section 8.12 Tax Contests. For the avoidance of doubt, to the extent there is any conflict between the provisions of this Article VIII and the provisions of Section 7.2(f), the provisions of Section 7.2(f) shall control with respect to Tax Contests.

ARTICLE IX.

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 9.1(c), effective as of the Effective Time, Highlands does hereby, for itself and each other member of the Highlands Group, release and forever discharge each InvenTrust Indemnitee, from any and all Liabilities whatsoever to any member of the Highlands Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 9.1(c), effective as of the Effective Time, InvenTrust does hereby, for itself and each other member of the InvenTrust Group, release and forever discharge each Highlands Indemnitee from any and all Liabilities whatsoever to any member of the InvenTrust Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third parties, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iii) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(d) Highlands shall not make, and shall not permit any other member of the Highlands Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any InvenTrust Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). InvenTrust shall not make, and shall not permit any member of the InvenTrust Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Highlands Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2 Indemnification by Highlands. Except as provided in Section 9.4, Section 9.5 or Section 9.6, Highlands shall, and, in the case of Section 9.2(a), Section 9.2(b) or Section 9.2(c), shall in addition (and without limitation to Highlands’ obligations to provide the indemnities described in Section 9.2(a), Section 9.2(b) or Section 9.2(c)) cause each Appropriate Member of the Highlands Group to, indemnify, defend and hold harmless the InvenTrust Indemnitees from and against any and all Losses of the InvenTrust Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Highlands Liability, including the failure of any member of the Highlands Group or any other Person to pay, perform or otherwise promptly discharge any Highlands Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the Highlands Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein;

(c) the Transactions (except to the extent relating to, arising out of or resulting from an InvenTrust Statement); and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement other the InvenTrust Statements;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.2 “Appropriate Member of the Highlands Group” means the member or members of the Highlands Group, if any, whose acts, conduct or omissions or failures to act are related to, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3 Indemnification by InvenTrust. Except as provided in Section 9.4, Section 9.5 or Section 9.6, InvenTrust shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition (and without limitation to InvenTrust’s obligations to provide the indemnities described in Section 9.3(a) or Section 9.3(b)), cause each Appropriate Member of the InvenTrust Group to, indemnify, defend and hold harmless the Highlands Indemnitees from and against any and all Losses of the Highlands Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any InvenTrust Liability, including the failure of any member of the InvenTrust Group or any other Person to pay, perform or otherwise promptly discharge any InvenTrust Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the InvenTrust Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information contained in the Registration Statement or the Information Statement that is included on Schedule 9.3(c) (each, an “InvenTrust Statement”);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident,

occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.3. “Appropriate Member of the InvenTrust Group” means the member or members of the InvenTrust Group, if any, whose acts, conduct or omissions or failures to act are related to, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4 Procedures for Indemnification.

(a) An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, a reasonably detailed description of the claim, and contain a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 9.4(a) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article X, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall provide written notice to the Indemnifying Party promptly, (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim, which notice shall include reasonable detail and, at a minimum, a copy of the Third Party Claim and a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) Subject to Sections 9.4(d) and 9.4(e), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume, control the defense of, or have the right to settle such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume and control the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, (v) an Indemnifying Party’s stockholders’ equity, as reported on any annual audited balance sheet or unaudited quarterly balance sheet after the Effective Time is less than $100 million; (vi) the Indemnitee is a current or former individual director or officer of InvenTrust or Highlands or (vii) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, then the Indemnitee shall be entitled to assume, control the defense of, and subject to Section 9.4(e), settle such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e) In the case of any Third Party Claim subject to indemnification by an Indemnifying Party, the Indemnitee or Indemnifying Party that is controlling the defense shall have the right to consent to entry of any judgment or enter into any settlement or compromise of the Third-Party Claim, subject to the consent of the Indemnifying Party

(where the Indemnitee is controlling the defense) or Indemnitee (where the Indemnifying Party is controlling the defense), which consent shall not be unreasonably withheld, conditioned or delayed.

(f) [Reserved]

(g) Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

(h) Notwithstanding anything to the contrary in this Agreement, the amount of any indemnification payments due under this Agreement to a Protected REIT shall not exceed an amount equal to the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if such indemnification payment was Nonqualifying Income as determined by the REIT tax counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount that the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and (2) the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion of the Protected REIT’s REIT tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year (in which case, the Indemnitee shall be entitled to receive from the Escrow Account an amount not in excess of such maximum amount), or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements.

(i) For the avoidance of doubt, to the extent there is any conflict between the provisions of this Section 9.4 and the provisions of Section 7.2(f), the provisions of Section 7.2(f) shall control with respect to Tax Contests.

Section 9.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made.

The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6 Indemnification Obligations Net of Taxes . The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee (or its shareholders, if the Indemnitee is a REIT) as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee (or its shareholders, if the Indemnitee is a REIT) for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority.

Section 9.7 Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Highlands and each other member of the Highlands Group, on the one hand, and InvenTrust and each other member of the InvenTrust Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8 Remedies Cumulative . The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10 Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IX shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IX) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IX shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

Section 9.11 Pursuit of Claims Against Third Parties. If (i) an Indemnifying Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason in favor of the Indemnifying Party against the third party to satisfy the Liability incurred by the Indemnifying Party; and (iii) a legal or equitable remedy may be available to the Indemnitee against the third party for such Liability, then the Indemnitee shall use its commercially reasonable efforts to cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, to permit the Indemnifying Party to obtain the benefits of such legal or equitable remedy against the third party.

Section 9.12 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.13 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.14 Attorney Representation. InvenTrust, on behalf of itself and the other members of the InvenTrust Group, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Highlands resulting from such person being an employee of InvenTrust or any of its Subsidiaries (including members of the Highlands Group) at any time prior to the Distribution and agrees to allow such attorney to represent members of the Highlands Group in any transaction or dispute with respect to this Agreement, the Ancillary Agreements, the Transactions and transactions between the Parties which commence following the Distribution Date. Highlands, on behalf of itself and the other members of the Highlands Group, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of InvenTrust resulting from such person being an employee of Highlands or any of its Subsidiaries (including any member of the InvenTrust Group) at any time prior to the Distribution and agrees to allow such attorney to represent members of the InvenTrust Group in any transaction or dispute with respect to this Agreement, the Ancillary Agreements and the Transactions and transactions between the Parties which commence following the Distribution Date. In furtherance of the foregoing, each member of the InvenTrust Group and each member of the Highlands Group will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

ARTICLE X.

DISPUTE RESOLUTION

Section 10.1 Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

Section 10.2 Negotiation and Dispute Resolution.

(a) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

Section 10.3 Arbitration.

(a) Any Agreement Dispute shall be exclusively and finally settled by arbitration administered by the American Arbitration Association (“AAA”). Any Party (a “Requesting Party”) may initiate arbitration by notice to the other affected Party or Parties (a “Recipient Party”) (a “Request for Arbitration”). The arbitration shall be conducted in accordance with AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Chicago, Illinois. The arbitration shall be conducted by a single arbitrator appointed by the Recipient Party from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Requesting Party to the Recipient Party within fifteen (15) days after delivery of the Request for Arbitration. In the event the Requesting Party fails to send a list of at least five (5) qualified individuals to serve as arbitrator to the Recipient Party within such fifteen-day period, then the Recipient Party shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event the Recipient Party fails to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after its receipt of such list from the Requesting Party, the Requesting Party shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with either of the Parties and who has at least fifteen (15) years of experience in the practice of law with experience in corporate or commercial transactions. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The Parties may agree to extend the time limits specified in the foregoing sentence. The Parties intend that all Agreement Disputes, including those relating to indemnification obligations with respect to Third-Party Claims, will be determined expeditiously in accordance with the schedule set forth above. In the event that more than one Request for Arbitration is filed with the AAA relating to the same dispute, the arbitrator selected pursuant to the first made Request for Arbitration filed with the AAA shall decide all related demands for arbitration made by any and all Parties.

(b) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Maryland without giving effect to the principles of conflicts of law, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing Party or Parties. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any Party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the Parties an opportunity to present written submissions and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction.

(c) The Parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided that nothing herein shall prevent a Party from disclosing information regarding the arbitration for purposes of enforcing the award. The Parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

Section 10.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute, controversy or claim to the extent such Party is obligated to do so pursuant to this Agreement.

Section 10.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY A PARTY TO COMPEL THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN THIS ARTICLE X AND THE ENFORCEMENT OF ANY AWARDS OR DECISION OBTAINED FROM SUCH ARBITRATION PROCEEDING, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

ARTICLE XI.

TERMINATION

Section 11.1 Termination. Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of InvenTrust without the approval of any other Party.

Section 11.2 Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

ARTICLE XII.

MISCELLANEOUS

Section 12.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, including the right of InvenTrust to terminate this Agreement at any time prior to the Effective Time as set forth Section 11.1, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2 Payment of Expenses. Except as provided in Section 7.1(j), InvenTrust shall be responsible for paying all costs and expenses incurred in connection with the Transactions whether incurred and payable prior to, on or after the Distribution Date, including legal and accounting advisory fees.

Section 12.3 Amendments and Waivers.

(a) Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is executed by a writing signed by an authorized representative of such Party. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other Party, thereafter, to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

Section 12.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6 Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1 and (b) as provided in Section 7.1 relating to insured persons, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 12.7 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be personally delivered, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address set forth below (or at such other street address as such Party may designate from time to time by written notice in accordance with this provision):

(a)	If to InvenTrust:

InvenTrust Properties Corp.

2809 Butterfield Road

Oak Brook, Illinois 60523

Attention: Secretary and General Counsel

(b)	If to Highlands:

Highlands REIT, Inc.

332 S. Michigan Avenue

Ninth Floor

Chicago, Illinois 60604

Attention: President and CEO

Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or similar acknowledgment. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery.

Section 12.8 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.9 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.10 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, no consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all of the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 12.11 Governing Law; Disputes. This Agreement, and the legal relations between the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction. Except as provided in and subject to Article X, each Party (a) irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against any other Party in any way arising from or relating to an Agreement Dispute, in any forum other than the Circuit Court for Baltimore City, Maryland, or, if that Court does not have subject matter jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, and any appellate court from any thereof, (b) irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and (c) waives and agrees not to assert any defense challenging the personal jurisdiction of such courts, the venue of such courts, or the convenience of such forum.

Section 12.12 Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause. For purposes of this Agreement “Force Majeure” means with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

Section 12.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.14 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.15 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. References to the terms Article, Section, paragraph, clause, Exhibit and Schedule in this Agreement are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified.

Section 12.17 Specific Performance. Subject to the provisions of Article X, from and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, may be inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.18 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of InvenTrust or Highlands, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of InvenTrust or Highlands, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of InvenTrust or Highlands, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

INVENTRUST PROPERTIES CORP.

By:
Name:
Title:

HIGHLANDS REIT, INC.

By:
Name:
Title:

Signature Page to Separation and Distribution Agreement

Exhibit A

Highlands Properties

Property Name	Location

AT&T—Cleveland	Cleveland, OH

AT&T—Hoffman Estates	Hoffman Estates, IL

AT&T—St. Louis	St. Louis, MO

Bridgeside Point	Pittsburgh, PA

Buckhorn Plaza	Bloomsburg, PA

Citizens—Providence	Providence, RI

Denver Highlands Holding, LLC	Highlands Ranch, CO

Dulles Executive Plaza	Herndon, VA

Hudson Correctional Facility	Hudson, CO

Lincoln Mall	Lincoln, RI

Market at Hilliard	Hilliard, OH

North Pointe Land	Hanahan, SC

Palazzo Land	Orlando, FL

RDU Land	Raleigh, NC

Rolling Plains Detention Facility	Haskell, TX

Sand Lake Land	Orlando, FL

Shops at Sherman Plaza	Evanston, IL

State Street Market	Rockford, IL

Triangle Center	Longview, WA

Trimble	San Jose, CA

Versacold USA—New Ulm	New Ulm, MN

Versacold USA—St. Paul	St. Paul, MN

Exhibit B

Highlands Subsidiaries

Entity Name	Jurisdiction of Incorporation or Formation
Highlands Property Management, LLC	Delaware
IA New Ulm Atlas, L.L.C.	Delaware
IA CFG Portfolio, L.L.C.	Delaware
IA Orlando Palazzo, L.L.C.	Delaware
IA Orlando Sand, L.L.C.	Delaware
IA RDU Center Drive, L.L.C.	Delaware
IA St. Paul Atlas, L.L.C.	Delaware
IA/Stephens (Trimble) Ventures, LLC	Delaware
IVT PPD Haskell Associates GP, L.L.C.	Delaware
IVT PPD Haskell Associates Limited Partnership	Delaware
IVT PPD Haskell Associates LP, L.L.C.	Delaware
IVT PPD Hudson Associates, L.L.C.	Delaware
MB Bloomsburg Buckhorn DST	Delaware
MB Cleveland Erieview, L.L.C.	Delaware
MB Columbus Hilliard, L.L.C.	Delaware
MB Evanston Sherman, L.L.C.	Delaware
MB Herndon, L.L.C.	Delaware
MB Highlands Ranch Ridgeline, L.L.C.	Delaware
MB Hoffman Estates, L.L.C.	Delaware
MB Lincoln Mall, L.L.C.	Delaware
MB Longview Triangle, L.L.C	Delaware
MB Pittsburgh Bridgeside DST	Delaware
MB REIT (Florida), Inc.	Florida
MB Rockford State, L.L.C.	Delaware
MB St. Louis Chestnut, L.L.C.	Delaware
North Pointe Park Partners, LLC	Indiana